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                                                                   EXHIBIT 10.8

[Brand Logo]

March 30, 1998

Mr. Ian Alexander
1737 Horseshoe Ridge
Clarkson Valley, MO 63005

Dear Ian:

This letter confirms our offer for you to join Brand Scaffold Services, Inc. as Vice President of Finance and Chief Financial Officer. As we have discussed, your compensation package will include:

o        An annual base salary of $175,000.

o        A performance bonus opportunity of up to 125% of your base salary.

o A package of medical, dental, retirement and life insurance benefits similar to that offered other members of the Brand Advisory Team. This package is outlined in greater detail in the attached information brochures.

Given that you will be joining our team four months into the 1998 fiscal year, the maximum performance bonus opportunity that will be available to you for 1998 will be $100,000. Beginning with the 1999 year, you will have the same performance bonus opportunity as the rest of the Brand Advisory Team.

In addition, you will be offered a stock option grant of 40,000 shares of Brand common stock, with a grant price of $1.00 per share. These shares will vest over a five-year period provided that the company achieves EBITDA growth of 12%, annually compounded. The attached booklet will introduce you to the specific terms of the offering, which, other than the timing of the offer to you, is the same as we were offered in early 1997.

Finally, you will be offered the opportunity to invest up to $50,000 in Brand common stock at $1.00 per share. You can choose to finance 50% of this $50,000 investment through a full recourse loan. The terms of the loan include:

o        An annual interest rate of 7.03%
o Interest only annual cash payments, deductible from your bonus payment if you choose
o        Optional pay down of principal
o        5 year term


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Ian, we are most excited about your decision to join the Brand team. Based upon the several conversations that we have shared, I know that you will bring a combination of intellect, experience and excitement to the role that will prove beneficial to all of us.

I look forward to meeting with you on April 6, and to welcoming you to Brand on May 1. I will call you during the next day or two to agree upon a time and location for our April 6 meeting. In the meantime, please feel free to call either Ray (519-6603) or me (519-6601), should you wish to discuss any of this in more detail.

For Team Brand,

/s/
John Monter
President and CEO

Cc: David Jaffe, Chairman of the Board

Enclosures:

o        Brand Stock Ownership Brochure
o        Brand Senior Note offering circular
o        March 1997 Employee Disclosure Document
o        Brand Monthly Operating Results, December 1997
o        Brand 1998 Operating Budget
o        Summary Document, Brand Strategic Plan
o        Brand Board Books, September 1997 to February 1998



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